Exhibit 99.1

Ashton Woods Announces That It Will Not Make Interest Payment
on Its Subordinated Notes

ATLANTA, Oct. 1 /PRNewswire-FirstCall/ — ASHTON WOODS USA L.L.C. (Bloomberg: ASHWOO) (CUSIP: 045086 AB 1), today announced that it has informed the Trustee of its 9.5% Senior Subordinated Notes due 2015 (the “Subordinated Notes”) that it is currently prohibited from making the regularly scheduled interest payment due October 1, 2008 on the Subordinated Notes.  If such interest payment default is not cured or otherwise waived in 30 days, it will become an event of default under the Subordinated Notes, giving the note holders the right to accelerate the maturity of the Subordinated Notes.  As previously reported in the Company’s press release dated August 22, 2008 and Form 10-K for the fiscal year ended May 31, 2008, the Company is prohibited from making any payments to the holders of Subordinated Notes as a result of the Notice of Default delivered by the lenders under its senior credit facility related to certain covenant defaults under that facility.

The Company continues to have discussions with both its lenders under the senior credit facility and the holders of the Subordinated Notes. However no agreements have been reached at this point in the negotiations.

Tom Krobot, President and CEO, stated, “These are very difficult times in our industry and in the credit markets, however Ashton Woods continues to generate home sales.”  He added, “We are encouraged by the discussions we are having with our lenders and remain confident of a satisfactory resolution.  However, terms for a resolution acceptable to the Company may not be reached and, therefore, there are no guarantees we will be able to successfully restructure the senior credit facility or Subordinated Notes.”

With headquarters in Atlanta, Georgia, Ashton Woods USA L.L.C. currently operates in Atlanta, Dallas, Houston, Orlando, Phoenix, Denver and Tampa.

CONTACT:  Ashton Woods USA L.L.C.
Jerry Patava
Interim Chief Financial Officer
(416) 449-1340